Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-143037) on Form S-3 of Gramercy Capital Corp. of our report dated February 26, 2008, with respect to the consolidated balance sheets of American Financial Realty Trust as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2007, which report appears in the Form 8-K of Gramercy Capital Corp. dated  June 17, 2008.

KPMG LLP

Philadelphia, Pennsylvania
June 17, 2008